NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q4 2023

DALLAS (March 21, 2024) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended December 31, 2023. For the three months ended December 31, 2023, we reported net loss attributable to common shares of $2.6 million or $0.30 per diluted share, compared to a net income of $58.9 million or $6.82 per diluted share for the same period in 2022.

Financial Highlights

•Total occupancy was 77% at December 31, 2023, which includes 92% at our multifamily properties and 49% at our commercial properties.
•On November 6, 2023, we entered into a $25.4 million construction loan to construct a 216 unit multifamily property in McKinney, Texas ("Merano") that bears interest at prime plus 0.25% and matures on November 6, 2028. Merano is expected to be completed in 2025 for a total cost of approximately $51.9 million. As of December 31, 2023, we have incurred a total of $7.2 million in development costs.
•On December 15, 2023, we entered into a $23.5 million construction loan to construct a 216 unit multifamily property in Temple, Texas ("Bandera Ridge") that bears interest at SOFR plus 3% and matures on December 15, 2028. Bandera Ridge is expected to be completed in 2025 for a total cost of approximately $49.6 million. As of December 31, 2023, we have incurred a total of $3.1 million in development costs.
•On February 8, 2024, we extended the maturity of our loan on Windmill Farms to February 28, 2026 at an interest rate of 7.50%.

Financial Results

Rental revenues increased $1.0 million from $11.8 million for the three months ended December 31, 2022 to $12.8 million for the three months ended December 31, 2023. The increase in rental revenue is primarily due to $0.9 million increase at our multifamily properties and $0.1 million at the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating income decreased $2.6 million from net operating income of $0.5 million for three months ended December 31, 2022 to net operating loss of $2.1 million for the three months ended December 31, 2023. The decrease in net operating income is primarily due to an increase of $2.7 million in property operating and depreciation expenses offset in part by the $1.0 million increase in rental revenue as noted above and a decrease of $0.6 million in general administrative and advisory expenses. The increase in property and depreciation expenses is due to the acquisition of the VAA Holdback Portfolio.

Net income attributable to the Company decreased $61.5 million from net income of $58.9 million for the three months ended December 31, 2022 to net loss of $2.6 million for the three months ended December 31, 2023. The decrease in net income is primarily attributed to a $74.7 million decrease in gain on sale, remeasurement or write down of assets offset in part by a decrease of $15.8 million increase in our tax provision. The decrease in gain on our sale or write down of assets and our tax provision is due to the remeasurement of the VAA Holdback Portfolio that was acquired in 2022.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues:
Rental revenues	$12,787	$11,770	$47,023	$34,080
Other income	666	1,014	2,882	2,580
Total revenue	13,453	12,784	49,905	36,660
Expenses:
Property operating expenses	7,316	5,798	27,896	18,339
Depreciation and amortization	4,031	2,846	13,646	9,686
General and administrative	1,363	2,595	9,199	9,943
Advisory fee to related party	2,874	1,089	9,156	7,974
Total operating expenses	15,584	12,328	59,897	45,942
Net operating (loss) income	(2,131)	456	(9,992)	(9,282)
Interest income	3,022	7,086	30,020	24,248
Interest expense	(1,876)	(4,174)	(9,291)	(17,316)
Gain on foreign currency transactions	—	630	993	20,067
Loss on early extinguishment of debt	—	—	(1,710)	(2,805)
Equity in income (loss) from unconsolidated joint venture	262	(2,342)	1,060	468,086
Gain on sale, remeasurement or write down of assets, net	(2,079)	72,616	(1,891)	89,196
Income tax provision	699	(15,085)	(1,939)	(103,190)
Net (loss) income	(2,103)	59,187	7,250	469,004
Net income attributable to noncontrolling interest	(458)	(239)	(1,313)	(742)
Net (loss) income attributable to the Company	$(2,561)	$58,948	$5,937	$468,262
Earnings per share
Basic and diluted	$(0.30)	$6.82	$0.69	$54.20
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316